Exhibit 4.27

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. EXECUTION VERSION RELATIONSHIP AND CO-OPERATION AGREEMENT amongst VODAFONE KENYA LIMITED and THE GOVERNMENT OF THE REPUBLIC OF KENYA

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. TABLE OF CONTENTS 1 Interpretation 1 2 Term of Employment 1 3 Appointment and Duties of the Executive 2 4 Hours 2 5 Interests of the Executive 3 6 Location 3 7 Salary and Benefits 3 8 Expenses 5 9 Confidentiality 6 10 Intellectual Property Rights 6 11 Termination and Suspension 7 12 Garden Leave 9 13 Restrictions after Termination of Employment 10 14 Offers on Liquidation 12 15 Return of Company Property 12 16 Directorships 12 17 Notices 13 18 Statutory Particulars 13 19 The General Data Protection Regulation and the Data Protection Act 2018 13 20 Contracts (Rights of Third Parties) Act 1999 14 21 Indemnification and Insurance 15 22 Miscellaneous — 15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.1 1 PARTIES 1.1 The Parties to this Agreement are — 1.1.1 Vodafone Kenya Limited; and 1.1.2 the Government of the Republic of Kenya. 1.2 The Parties agree as set out below 2 INTERPRETATION 2.1 In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings — 2.1.1 “Agreement” means the relationship and co-operation agreement contained in this document; 2.1.2 “Articles” means the articles of association of the Company; 2.1.3 “Board” means the board of directors of the Company; 2.1.4 “Company” means Safaricom PLC, registration number 8/2002, a limited liability public company duly incorporated in Kenya and listed on the Nairobi Securities Exchange; 2.1.5 “Conditions Precedent” means the conditions precedent set out in clause 4.1; 2.1.6 “Effective Date” has the meaning ascribed to the “Closing Date” in the SPA; 2.1.7 “FOSA” means the written agreement entitled “Framework Operations Service Agreement’ entered into between the Company and VGL on 22 September 2023, as amended; 2.1.8 “FOSA Addendum” means a written addendum to the FOSA; 2.1.9 “GOK” means the Government of the Republic of Kenya, acting through the Cabinet Secretary to the National Treasury of Kenya as established by the Cabinet Secretary to the Treasury (Incorporation) Act, Chapter 101 Laws of Kenya; 2.1.10 “Kenya” means the Republic of Kenya; 2.1.11 “Parties” means the parties to this Agreement and “Party” means either of them, as the context may require; 2.1.12 “PST” has the meaning ascribed thereto in the articles of association of the Company, as amended from time-to-time, which term as at the Signature Date is defined in such articles as the Permanent Secretary to the Treasury or any body corporate empowered

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. to hold assets on behalf of the GoK or any Company in which the GoK legally and beneficially owns 100% of the shares; 2.1.13 “Reorganisation Agreement” means the written agreement entitled “Agreement in Relation to the Reorganisation of Interest in Safaricom and Kenyanisation of Safaricom” dated 11 May 2017 and entered into between the GOK, VIHBV, VKL and Vodafone Sales & Services Limited; 2.1.14 “Signature Date” means the date of signature of this Agreement by the Party last signing; 2.1.15 “South Africa” means the Republic of South Africa; 2.1.16 “SPA” means the written share purchase agreement in terms of which VKL will acquire 6,009,814,200 ordinary shares in the Company from the GOK, constituting not less than 15% of all of the issued common shares of the Company as at the Signature Date; 2.1.17 “USD” means the United States Dollar; 2.1.18 “VGL” means Vodacom Group Limited, registration number 1993/005461/06, a limited liability public company duly incorporated in South Africa; 2.1.19 “VIHBV” means Vodafone International Holdings B.V, registration number 24235177, a limited liability company incorporated in accordance with the laws of the Netherlands; and 2.1.20 “VKL” means Vodafone Kenya Limited, registration number C 79550, a limited liability private company duly incorporated in Kenya. 2.2 In this Agreement — 2.2.1 clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation; 2.2.2 an expression which denotes — 2.2.2.1 any gender includes the other genders; 2.2.2.2 a natural person includes a juristic person and vice versa; 2.2.2.3 the singular includes the plural and vice versa; and 2.2.2.4 a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.3 a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses. 2.3 Any reference in this Agreement to — 2.3.1 “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon Eastern Africa Time; 2.3.2 “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of Kenya, South Africa and United Kingdom of Great Britain and Northern Ireland from time-to-time; 2.3.3 “laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any governmental authority; and the common law, and “law” shall have a similar meaning; and 2.3.4 “person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality. 2.4 The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it. 2.5 Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement. 2.6 Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement. 2.7 Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning. 2.8 All communication, whether written or otherwise, shall be in English. 2.9 A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.10 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day. 2.11 If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day. 2.12 The Parties hereby agree that, in respect of each obligation of either Party, time is of the essence for the performance of such obligations. 2.13 The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply. 2.14 No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipuiatio alter!) who is not a Party to this Agreement. 2.15 The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction. 2.16 Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time. 2.17 In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement. 3 INTRODUCTION 3.1 The GOK and VKL have entered into or will enter into the SPA. 3.2 The GOK has agreed to provide certain undertakings to VKL and the Company. 3.3 It is acknowledged that VKL would not have agreed to the terms of the SPA, including the purchase consideration to be paid under the SPA, if the undertakings given in this Agreement were not given on the terms contained in this Agreement and if any of them was not valid and fully enforceable. 3.4 The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto, and accordingly do so hereunder.

—4 CONDITIONS PRECEDENT 4.1 Save for clauses 1,2, this clause 4, clause 5, and clauses 8 to 23 all of which will become effective immediately, this Agreement is subject to the fulfilment of the conditions precedent that by no later than — 4.1.1 23h59 on the Signature Date, the GOK has, on terms acceptable to VKL, acting reasonably, and confirmed as acceptable by VKL in writing, delivered a duly executed letter of support in favour of the Company (as a stipulation for the benefit of the Company capable of acceptance by the Company at any time) and VKL, evidencing the GOK’s support and commitment to the undertakings set out in the letter of support; 4.1.2 23h59 on 31 January 2026 — 4.1.2.1 the FOSA Addendum has been entered into by VKL and the Company and become unconditional in accordance with its terms, save for any term requiring that this Agreement become unconditional; and 4.1.2.2 the Reorganisation Agreement has been terminated in writing by the parties thereto with effect on and from the Effective Date; 4.1.3 23h59 on 30 June 2026, the Attorney General of Kenya has, on terms acceptable to VKL, acting reasonably, and confirmed as acceptable by VKL in writing, delivered a written opinion to VKL and the Company that — 4.1.3.1 the GoK has the necessary capacity and authority to enter into this Agreement and all other agreements and transactions contemplated herein and to comply with and perform all of its obligations under such agreements and transactions, on terms to the satisfaction of VKL, 4.1.3.2 the choice of Kenyan law as the governing law of this agreement, and the submission by the GoK to arbitration in this Agreement and all other agreements relating to this Agreement and the undertakings herein are permissible under the laws of Kenya and are therefore enforceable, and 4.1.3.3 the Cabinet Secretary to the National Treasury of Kenya is duly appointed to execute this Agreement on behalf of the GoK, which opinion shall be supported by a certified copy of the gazette notice attached to the opinion approving the appointment of the Cabinet Secretary to the National Treasury; and 4.1.4 the date by which the last of the conditions precedent to the SPA are to be fulfilled (as set out in the SPA and amended, extended or varied from time-to-time), the SPA has been entered into and has become unconditional in accordance with its terms.

4.2 VKL shall use its reasonable endeavours to procure the fulfilment of the Condition Precedent contained in clause 4.1.2.1 as soon as reasonably possible after the Signature Date. 4.3 The GOK shall use its reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clause 4.1.1 and 4.1.3 as soon as reasonably possible after the Signature Date. 4.4 4 The Parties shall use their reasonable endeavours and will co-operate in good faith to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.2.2 and 4.1.4 as soon as reasonably possible after the Signature Date. 4.5 The Conditions Precedent have been inserted for the benefit of VKL, which will be entitled to waive fulfilment of any or all of the Conditions Precedent, in whole or in part, on written notice to the GOK prior to the expiry of the relevant time period set out in respect of each Condition Precedent. 4.6 Unless the Conditions Precedent have been fulfilled by not later than the date for fulfilment thereof set out in clause 4.1 (or such later date as may be agreed in writing between the Parties) the provisions of this Agreement, save for clauses 1, 2, this clause 4.6, clause 5 and clauses 8 to 23, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be and none of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2. 5 CO-OPERATION UNDERTAKINGS OF THE GOK The GOK hereby irrevocably undertakes to and in favour of VKL to — 5.1 take all steps to co-operate with and support VKL in requisitioning an extraordinary general meeting of the Company for the purpose of proposing the amendments to the Articles contemplated in clause 5.2; and 5.2 exercise all of its voting rights in favour of the following amendments to the Articles — 5.2.1 the definition of “VKL” at article 1 is amended to read as follows — “ Vodafone Kenya Limited its subsidiary or its holding Company or any subsidiary of such holding Company from time to time (but excluding the Company) which definition shall attach to the legal entity incorporated in Kenya under certificate of incorporation number C. 79550 notwithstanding that VKL may change its name from time to time.”’,

5.2.2 article 62 is amended to read as follows — “The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or, in default, may be convened by such requisitionists, as provided by Section 132 of the Act. If at any time there are not sufficient Directors capable of acting to form a quorum, any two Directors, any Director appointed by VKL in accordance with Article 89(b) any Director appointed by PST in accordance with Article 89(c) or any ten Members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.”-, 5.2.3 article 67 is amended to read as follows — “No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; save as herein otherwise provided, fifty-Members present in person or by proxy or represented in accordance with Article 88, together holding in aggregate not less than forty percent (40%) of the issued share capital of the Company shall be a quorum.”-, 5.2.4 article 89(a) is amended to read as follows — “(a) Unless and until otherwise from time to time determined by a special resolution of the Company, the number of Directors (excluding alternates) shall not be less than seven (7) nor more than eleven-(44)] and shall include Independent non-executive Directors a majority of who shall be of Kenyan citizenship.”-, 5.2.5 article 89(b) is amended to read as follows — “So long as VKL holds ten percent 10%> or more of the nominal value of the issued as fully paid share capital of the Company excluding any shares hereafter issued pursuant to any share issuance to Article 13 (c), VKL shall have the right to appoint, remove or replace (up to a maximum of 4 such nominated directors) one Director as their its nominee in respect of each and every complete (10%) held by VKL of the issued and fully paid share capital of the Company excluding any shares hereafter issued pursuant to any share issuance to Article 13 (c). All appointments, removals or replacements of Directors in respect hereof shall be by notice in writing served upon the Company Secretary.”-, 5.2.6 article 89(c) is amended to read as follows — “So long as PST holds ten percent (10%) or more of the nominal value of the issued and fully paid share capital of the Company, excluding any shares hereafter issued pursuant to any issuance of shares to any pursuant to Article 13(c) PST shall have the right to appoint, remove or replace (up to a maximum of three such nominated directors)

8 one Director as their nominee in respect of each and every complete ten percent (10%) (based on its shareholding in the Company as rounded up to two decimal places) held by PST of the issued and fully paid share capital of the Company excluding any shares hereafter issued pursuant to Article 13(c). All appointments, removals or replacements of Directors in respect hereof shall be by notice in writing served upon the Company Secretary.”-, 5.2.7 article 97 is amended to read as follows — “Subject to Article 97A. Aany Director may appoint another Director or any person (provided that with the exception of the alternates of any Directors nominated in accordance with Article 89 (b) and 89 (c) any such person has received the approval of the Board) to be his Alternate to act in his place at any meetings of the Board at which he is unable to be present. Such appointee shall be entitled, in the absence of his appointer to exercise all the rights and powers of a Director and to attend and vote at meetings of the Board at which his appointor is not personally present and, where he is a Director, to have a separate vote on behalf of his appointor in addition to his own vote. Subject to Article 97A, Aa Director may, at any time, revoke the appointment of an Alternate appointed by him. The remuneration of an Alternate shall be payable out of the remuneration if any of his appointor and shall be such proportion thereof as shall be agreed between them”; 5.2.8 the insertion of a new article 97A that reads as follows — “For as long as VKL holds more than 50% of the nominal value of the issued as fully paid share capital of the Company excluding any shares hereafter issued pursuant to any share issuance to Article 13(c). any alternate director to the Chief Executive Officer shall be appointed by VKL. provided that VKL shall also have the right to remove or replace such alternate director”; 5.2.9 article 102 is amended to read as follows — “The business of the Company including but not limited to its business and operations shall be managed by the Directors who may pay all expenses incurred in promoting the Company, and may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised or approved by any Shareholder of the Company in ata generai meeting and-the exercise of the said powers shall be subject also to the control and regulation-of any general meeting of the Company, but provided that no resolution of the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such resolution had not been passed^ Notwithstanding anything to the contrary contained in these Articles. PROVIDED ALWAYS THAT any resolution relating to any material change of the Company’s brand

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.# the-following matters shall not be deemed to have been passed unless at least seventy- five percent (75%) of the Directors vote in favor of the resolution3: a) The approval of any business plan or the material modification of any existing business plan; or b)-The approval of the annual budget or the material modification to any part of an approved annual budget; or c) The appointment of the Managing Director/Ghief Executive-Officerr-or d) The appointment of the Financial Director/Chief Financial Officer; or e) Any material change to the Company’s brand”; 5.2.10 article 103 is amended to read as follows — “The Directors may subject to the provisions of Article 102 from time to time appoint one or more of-their body to the office of Managing Director or Manager a Chief Executive Officer as an executive director of the Company, from a list of nominees provided by VKL (for as long as VKL holds more than 50% of the nominal value of the issued as fully paid share capital of the Company excluding any shares hereafter issued pursuant to any share issuance to Article 13(c)), for such period and on such terms and with such powers, and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way, and partly in another), as they may think fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment. Without prejudice to any right to treat such determination as a breach of any such agreement as aforesaid the appointment of such a Director to office as aforesaid shall be subject to determination ipso facto if he ceases from any cause to be a Director, or if the Company in general meeting resolves that his tenure of the office of Managing Director or Managerchief Executive Officer be determined. The Directors shall encourage the retention of a predominantly Kenyan character in the Senior Management and Executive Committee of the Company”; 5.2.11 article 108 is amended as follows — “A Director may contract with and be interested in any way, whether directly or indirectly, in any actual or proposed contract or arrangement with the Company, either as vendor, purchaser or otherwise, and shall not be liable to account for any profit made by him by reason of any such contract or arrangement, provided that the nature of the interest of the Director in such contract or arrangement is declared at the meeting of the Board at which the guestion is first taken into consideration if his interest then exists or, in any other case, at the next meeting of the Board held after he became interested and it shall be the duty of the Director so to declare his interest in accordance with section 200 of

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. the Act. No Director, other than any Director nominated by VKL, shall vote as a Director in respect of any contract or arrangement in which he is interested and, if he does vote, his vote shall not be counted but he shall, nevertheless, be counted in the quorum present at the meeting. For the purposes of this Article 108, a Director’s interest includes any interest of a Connected Person. These prohibitions may, at any time, be suspended or relaxed, to any extent, by the Company in general meeting and they shall not apply: (a) to any arrangement for giving a Director any security for advances or by way of indemnity or to any allotment to or any contract or arrangement for the underwriting or subscription by a Director of shares or securities of the Company; or (b) To any contract or dealing in which the Director is interested by reason only of his being a director or other officer, employee or nominee of any Government or corporation or company which, being a Member of the Company or holding shares in a corporation or company which is a Member of the Company, is interested in such contract or dealing whether directly or Indirectly and this exception shall not cease to have effect merely by reason of the fact that the Director is also a shareholder or creditor of any such Government, corporation or company or of any corporation or Company in which it is interested. Notwithstanding the provisions of this Article Directors that are appointed by VKL shall, in consideration of expansion and investment decisions of the Company whose effect is to put the Company directly or indirectly in competition with VKL Director’s interest vote in the best interest of the Company with due regard to their fiduciary duties to the Company.’1 {a) Directors that are appointed by VKL- shall be excluded from voting-en agreements directly related to M-PESA and the mobile money platform, to which a Vodafone group-member and the Company are parties. fb) Directors that are appointed by VKL shall, in consideration of expansion and investment decisions of the Company whose effect is to put the Company directly or indirectly in competition with VKL Director’s interest,-vote in the best interest of the Company with due regard to their fiduciary duties to -the Company?1 5.2.12 the insertion of a new article 116A that reads as follows — “At all meetings of the Board, each Director shall have one vote provided that in the event of anv deadlock of the Board and for as Iona as VKL holds more than 50% of the nominal value of the issued as fully paid share capital of the Company excluding any

11 shares hereafter issued pursuant to any share issuance to Article 13(c), any Director appointed by VKL in terms of Article 89(b) and as nominated in writing by VKL from time-to-time (which nomination may be revoked and substituted by VKL at its election at any point in time) shall have a casting vote.”: 5.2.13 article 117 is amended to read as follows — “The quorum necessary for the transaction of the business of the Directors shall be a majority in number of the Directors for the time present either personally or by Alternate, provided that at least one Director appointed by VKL every person having exercised the right to appoint a Director in accordance with Article 89(b) or 89(c) shall be present and provided further that one person whether a Director or not, although a duly appointed Alternate for any number of Directors, shall not constitute a quorum”: 5.2.14 article 124 is amended to read as follows — “Subject to the provisions of Article 102, a resolution in writing signed or approved by way of electronic means or communication by a majority of the Directors including at least one Director appointed by VKL every-person having exercised the right to appoint a Directenin accordance with Article 89(b)-er-89fG), or of all the Members of a committee, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of the committee (as the case may be) duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed or approved by ail the Directors or ail the Members of the committee concerned.”: 5.2.15 article 131 is amended to read as follows — “The Directors may from time to time pay to the Members such interim dividends (including therein the fixed dividends payable upon any preference or other shares at stated times) as appear to the Directors to be justified by the profits of the Company,. provided that, notwithstanding article 134. the Directors shall be obliged at all times, including in their recommendation to the Company in general meeting as contemplated in Article 130. to comply with the dividend policy approved by the Directors, unless otherwise approved by the Company in general meeting”: and 5.2.16 article 134 is amended to read as follows — “The Directors may, before recommending any dividend and subject to article 131. set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.# from time to time think fit. The Directors may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.” [***] [***] [***] 7 VKL UNDERTAKINGS 7.1 VKL hereby undertakes, insofar as possible in its capacity as a shareholder of the Company, to — 7.1.1 not support any retrenchment or redundancy processes connected with the sale contemplated in the SPA for a period of three years following the Effective Date; 7.1.2 support the continued existence and operation of each of the Safaricom Foundation and M-Pesa Foundation, charitable foundations established by the Company; and 7.1.3 prior to supporting any expansion outside Kenya (excluding any existing operations outside of Kenya), consult with the GOK in respect of such expansion, prior to such expansion, provided that the GOK’s consent shall not be required for VKL’s support of any expansion. 7.2 The GOK acknowledges that the undertakings given by VKL in terms of clause 7.1 and 7.3 do not bind the Company. 7.3 Notwithstanding any other undertakings in this Agreement, VKL irrevocably undertakes to and in favour of the GOK that it shall use commercially reasonable endeavours to procure

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. that, for so long as VKL is able to exercise any degree of control or influence over the Company — 7.3.1 for a period of three years following the Effective Date, the Company does not embark on any retrenchment of redundancy process, other than in the ordinary course of business; 7.3.2 there are no changes to the executive committee of the Company as constituted on the Effective Date without the consent of the Chief Executive Officer, unless otherwise determined by the Board; 7.3.3 for a period of three years following the Effective Date, there are no significant changes to the identity of the local suppliers to the Company, other than in the ordinary course of business; and 7.3.4 a minimum of 80% of the trustees of the Safaricom Foundation and the M-Pesa Foundation and any future foundations established by the Company will be citizens of Kenya and all funds of such foundations shall be utilised for projects in Kenya. 7.4 For purposes of this clause, “ordinary course of business” means actions consistent in nature, scope, and magnitude with the Company’s past practice prior to the Signature Date and undertaken in the ordinary and usual course of day-to-day operations. 8 RECORDAL ON THE STATUS OF THE COMPANY The Parties hereby record that, on and with effect from the Effective Date and for so long as VKL is able to exercise the majority of the voting rights in the Company, the Company will, subject to any applicable laws, be a subsidiary of VKL and as such, the Company is expected to adhere to VKL’s applicable delegation of authority, group policies, standards, procedures and programs (including financial reporting, governance, legal, compliance, ethics, risk management, procurement and operational policies), being those of VKL’s holding company, VGL and the GOK hereby supports such adherence. 9 APPOINTMENT OF CEO AND CHAIRMAN OF THE COMPANY 9.1 The Parties acknowledge that the right to appoint any Chairman or Chief Executive Officer of the Company vests in the Board. 9.2 VKL hereby undertakes, insofar as possible and provided it is aware of the potential appointment, to notify and consult with the GOK prior to the Board appointing or replacing a Chairman and/or Chief Executive Officer. 9.3 VKL further undertakes, insofar as possible, to ensure that the Chairman is of Kenyan nationality.

10 RECORDAL OF REASONS FOR TERMINATION OF THE REORGANISATION AGREEMENT The Parties hereby record that the Reorganisation Agreement is terminated and replaced with the provisions of this Agreement due to a number of the undertakings and obligations thereunder being fulfilled or no longer being applicable. Accordingly, there is no longer a need to regulate the relationship between the Parties in terms of the Reorganisation Agreement 11 GENERAL WARRANTIES 11.1 Each of the Parties hereby warrants to and in favour of the other that — 11.1.1 it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement; 11.1.2 this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms; 11.1.3 the execution of this Agreement and the performance of its obligations hereunder does not and shall not — 11.1.3.1 contravene any law or regulation to which that Party is subject; 11.1.3.2 contravene any provision of that Party’s constitutional documents; or 11.1.3.3 conflict with or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; 11.1.4 to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement; 11.1.5 it is entering into this Agreement as principal (and not as agent or in any other capacity); 11.1.6 the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so; 11.1.7 no other party is acting as a fiduciary for it; and 11.1.8 it is not relying upon any statement or representation by or on behalf of the other Party, except those expressly set forth in this Agreement

15 11.2 Each of the representations and warranties given by the Parties in terms of clause 11.1 shall — 11.2.1 be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement; 11.2.2 continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and 11.2.3 prima facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement. 12 CONFIDENTIALITY 12.1 The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential — 12.1.1 any information which either Party (“Disclosing Party”) communicates to the other Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential; and 12.1.2 all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of any Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion. 12.2 If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 12, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party. 12.3 Each Party undertakes, subject to clause 12.4, not to disclose any information which is to be kept confidential in terms of this clause 12, nor to use such information for its own or anyone else’s benefit. 12.4 Notwithstanding the provisions of clause 12.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties (including for purposes of financial reporting) or implementing or enforcing any of its rights in terms of this Agreement. 12.5 Notwithstanding clauses 12.3 and 12.4, nothing in this Agreement shall prevent or restrict the GOK (or any organ of state acting for or through the GOK) from disclosing any information — 12.5.1 as may be required under the Constitution of Kenya, the Access to Information Act, the Public Finance Management Act, or any other applicable law;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.# 16 12.5.2 to any competent regulatory or supervisory authority, including, without limitation, the Capital Markets Authority, the Central Bank of Kenya, the Communications Authority, the Competition Authority of Kenya, or any law-enforcement agency, in each case, to the extent such disclosure is required or reasonably considered necessary for the performance of statutory or constitutional functions. 12.6 The obligation of confidentiality placed on the Parties in terms of this clause 12 shall cease to apply to a Recipient in respect of any information which — 12.6.1 is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient; 12.6.2 the Disclosing Party confirms in writing is disclosed on a non-confidential basis; 12.6.3 has lawfully become known by or come into the possession of the Recipient on a non- confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or 12.6.4 is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose, provided that — 12.6.5 the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 12.6.1 to 12.6.4; 12.6.6 information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and 12.6.7 any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession. 12.7 In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 12.6.4, the Recipient will — 12.7.1 advise the Disclosing Party thereof in writing prior to disclosure, if possible; 12.7.2 take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can

12.7.3 afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings; 12.7.4 comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and 12.7.5 notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made. 12.8 The Disclosing Party and the Recipient (as independent controllers) undertake to comply with their respective obligations under any applicable laws to the extent any confidential information includes information relating to personal information, and to provide reasonable assistance to each other in furtherance of such compliance. Each Party undertakes to provide personal information to the other Party in accordance with any applicable laws. 12.9 Notwithstanding anything to the contrary contained in this Agreement, the VKL shall be entitled to disclose confidential information relating to or connected with this Agreement to VGL and Vodafone Group Public Limited Company, and their subsidiary companies. 13 PUBLICITY 13.1 Subject to clause 13.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to the other Party pursuant to this Agreement. 13.2 No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event (i) the Party obliged to make such statement will first share such announcement or other statement with the other Party before publishing it; and (ii) the content of such announcement or other statement, must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause 12. 13.3 This clause 12 shall not apply to any disclosure made by a Party to its professional advisors or consultants or to any of its bankers, financiers or potential financiers or to any potential investor in the Company or in any business of the Company, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 14 SUPPORT The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement. 15 BREACH 15.1 In the event that either of the Parties (“Defaulting Party”) commits a breach of any of its obligations under this Agreement and fails to remedy such breach within a period of 5 business days after receipt of a written notice from the other Party (“Aggrieved Party”) calling upon the Defaulting Party so to remedy, then the Aggrieved Party shall only be entitled to claim specific performance of the terms of this Agreement and/or to claim and recover damages from the Defaulting Party, but shall not be entitled to cancel or otherwise terminate this Agreement. 15.2 The Parties agree that any costs awarded will be recoverable on an attorney-and-own- client scale unless the court specifically determines that such scale shall not apply, in which event the costswill be recoverable in accordance with the applicable court tariff, determined on an attorney-and-client scale. 16 DISPUTE RESOLUTION 16.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination or the legal relationships established by this Agreement (“Dispute”) shall first be referred, by any Party to the Dispute and within fifteen (15) business days of the other relevant Party/ies to the Dispute receiving notice of the Dispute, for negotiation and consultation between, as applicable, a director of VKL and the Cabinet Secretary to the National Treasury on behalf of the GOK. 16.2 If the Dispute referred to the aforementioned persons is not resolved in writing within fifteen (15) business days of such referral, such Dispute shall be referred to and shall be exclusively and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA Rules”) (in effect at the time of the arbitration) which LCIA Rules are deemed to be incorporated by reference into this clause 16. 16.3 The Parties hereby agree that for the arbitration — 16.3.1 the number of arbitrators shall be three (3) arbitrators, appointed in accordance with LCIA Rules; 16.3.2 the language for the arbitration proceedings shall be English;

16.3.3 the arbitration shall be conducted in private and the Parties shall treat as confidential the existence of the Dispute submitted to arbitration, all pleadings, written evidence, and other materials produced in the arbitration, and all orders and awards, except to the extent that disclosure is required by law, by a competent regulatory or supervisory authority, or for the purposes of enforcing or challenging an award; and 16.3.4 the seat, or legal place, of the arbitration shall be London. 16.4 The arbitration award shall be final and binding on the Parties to the Dispute and the Parties thereto hereby undertake to comply with any award without undue delay and judgment upon any award may be entered by any court of competent jurisdiction. 16.5 Nothing herein contained shall be deemed to prevent or prohibit a Party from applying to any court of competent jurisdiction for interim or conservatory measures, and any such application shall not be incompatible with this agreement to arbitrate or regarded as a waiver of it. 16.6 In the event that an arbitration under this clause 16 has commenced and is still pending (“Pending Arbitration”) when another dispute arises under, or in connection with this Agreement or any other transaction document is submitted to arbitration (“New Dispute”), each of the Parties hereby agrees that, upon the request for arbitration filed in the New Dispute indicating that the claimant in the New Dispute require a consolidation of the New Dispute with the Pending Arbitration, the New Dispute shall be consolidated with the Pending Arbitration in accordance with LCIA Rules, unless the arbitrators appointed in the pending arbitration determines in their absolute discretion that to do so would unreasonably disrupt or delay the Pending Arbitration. 16.1 7 If the aforementioned arbitrators determine that consolidation is not to be permitted, the claimant in the New Dispute shall be dealt with in accordance with this clause 16 as a separate Dispute. 16.8 This clause 16 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement. 16.9 The Parties declare that it is their intention that this clause 16 will regulate the manner in which they will resolve any Dispute regarding the validity or otherwise of this Agreement, regardless of the fact that one of the parties may dispute the validity or enforceability of the Agreement. 16.10 The Parties agree that any issues regarding the jurisdiction of the arbitrator, the agreement to arbitrate, and the arbitrability of any Dispute are issues solely for the arbitrator, not a court, to decide. Each of the Parties expressly waives any right it may have to seek in court, including in enforcement proceedings, a determination on the jurisdiction of the arbitrator, the agreement to arbitrate, or the arbitrability of any Dispute.

16.11 Each Party consents to the other Party applying in any court for the recognition and enforcement of any arbitral award obtained by the other Party. 16.12 The Parties agree that the written demand by a Party in terms of clauses 16.1 or 16.2 that the Dispute be submitted to the Cabinet Secretary of the GOK or to arbitration, as the case may be, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in the relevant jurisdiction. 17 NOTICES AND DOMICILIA 17.1 The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following email addresses — Name Physical Address Email Address VKL 6th Floor, ABC Towers [***] ABC Place Waiyaki Way Nairobi, 00100 Kenya Marked for the attention of: [***] Name Physical Address Email Address The GOK The National Treasury Treasury Building, 14th Floor Nairobi Kenya Marked for the attention of: [***] provided that either Party may change its domicilium to another physical address (provided that such physical address is not a post office box or poste restante) or may change its address for the purposes of notices to any other physical address or email address by written notice to the other Party to that effect. Such change of address will be effective 5 business days after receipt of the notice of the change. 17.2 All notices to be given in terms of this Agreement will be given in writing and will — 17.2.1 be delivered by hand or sent by email; 17.2.2 if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and 17.2.3 if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day. 17.3 Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 16. 18 BENEFIT OF THE AGREEMENT This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them. 19 APPLICABLE LAW AND JURISDICTION 19.1 This Agreement will in all respects be governed by and construed under the laws of Kenya without regard to its choice of law rules. 19.2 Subject to clause 16, the Parties hereby consent and submit to the non-exclusive jurisdiction of any competent court in any dispute arising from or in connection with this Agreement, whether contractual or non-contractual. 20 GENERAL 20.1 Whole Agreement 20.2 1 This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties. 20.1.2 This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof. 20.2 Variations to be in Writing No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by each of the Parties. 20.3 No Indulgences No latitude, extension of time or other indulgence which may be given or allowed by either Party to the other in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of either Party arising from this Agreement

22 and no single or partial exercise of any right by either Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by that Party or operate as a waiver or a novation of or otherwise affect any of its rights in terms of or arising from this Agreement or estop or preclude it from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of either Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. 20.4 No Waiver or Suspension of Rights No waiver, suspension or postponement by either Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by that Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given. 20.5 Provisions Severable All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement, which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof. 20.6 Continuing Effectiveness of Certain Provisions The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this. 20.7 No Assignment Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior signed written consent of the other, save as otherwise provided herein.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.# 21 WAIVER OF IMMUNITY 211 To the extent permitted by applicable law, the GOK irrevocably agrees that it will not claim, and hereby waives any immunity from — 21 11 the jurisdiction of any arbitral tribunal constituted in accordance with this Agreement; and 21.1.2 the jurisdiction of any court of competent jurisdiction in proceedings for (i) any relief contemplated in clause 16.5; or (ii) the recognition and enforcement of a final arbitral award arising out of this Agreement. 21.2 Subject to clause 21.3, the GOK irrevocably waives any immunity from execution, attachment, or other enforcement only in respect of Attachable Assets (as defined in clause 21.4.1). 21.3 Nothing in this clause 21 shall be construed as — 21.3.1 a waiver of any immunity in respect of any Protected Assets (as defined in clause 21.4.2; or 21.3.2 a waiver of immunity from any pre-judgment attachment, injunction, or similar provisional measure against any assets of the GOK. 21.4 For purposes clause 21 — 21.4.1 Attachable Assets means any assets owned by the GOK that are not used for governmental, diplomatic, military or similar purposes at the time of enforcement and includes assets used for commercial purposes and public purposes; and 21.4.2 Protected Assets means, without limitation — 21.4.2.1 assets of the Central Bank of Kenya or any other monetary authority of Kenya; 21.4.2.2 premises, archives, and property of Kenyan diplomatic or consular missions; 21.4.2.3 assets used or intended to be used for military, security, law-enforcement or other sovereign public functions, including tax and customs; 21.4.2.4 assets forming part of Kenya’s public infrastructure or public service delivery, including health, education, transport, and justice sectors; 21.4.2.5 cultural, historical, or natural heritage assets; and 21.4.2.6 any other assets which, under the laws of Kenya or of the state where enforcement is sought, are not subject to execution or attachment.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”. 22 COSTS Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to this Agreement, including (without limitation) all legal, accounting, advisory, regulatory, filing, financing, due diligence, negotiation, drafting, preparation, execution and implementation costs and expenses, whether incurred before, on, or after the date of this Agreement. 23 SIGNATURE 23.1 This Agreement is signed by the Parties on the dates and at the places indicated below. 23.2 This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts. 23.3 Transmission of the executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If this method of delivery is adopted, each Party shall, without prejudice to the validity of the Agreement thus made, provide the others with the original of such counterpart as soon as reasonably possible thereafter. 23.4 The persons signing this Agreement in a representative capacity warrant their authority to do so. 23.5 The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness. 23.6 Electronic Signature For the purposes of this Agreement, any reference to “signature” or “execution” shall include advanced electronic signatures as provided for under the Kenya Information and Communications Act, Cap. 411A and the Kenya Information and Communications (Electronic Certification and Domain Name Administration) Regulations, 2020, and which advanced electronic signature shall be accompanied by a certificate issued by an electronic certification service provider, licenced under the Kenya Information and Communications Act, Cap. 411A and the Kenya Information and Communications (Electronic Certification and Domain Name Administration) Regulations. [Rest of page left intentionally blank. Signature pages to follow.]

SIGNED at b/^i’1 on ^ b?1^^/2025 For and on behalf of VODAFONE KENYA LIMITED [***] Signature [***] Name of Signatory [***] Designation of Signatory AS WITNESSED BY [***] Signature [***] Name of Witness

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.# SIGNED at. on 3™ “ “ * 2025 o THE GOVERNMENT OF THE REPUBLIC OF KENYA, REPRESENTED BY THE CABINET SECRETARY TO THE NATIONAL TREASURY [***] Signature Name of Signatory: [***] Designation of Signatory: [***]